UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2012

SMARTHEAT INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34246	98-0514768
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7 Shenyang Economic and Technological Development Zone Shenyang, China	110141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 24-2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Descriptions of agreements executed by SmartHeat, Inc., the U.S. holding company incorporated in Nevada (“SmartHeat”), with its Chief Financial Officer and President, contained in Item 5.02 following, are hereby incorporated by reference into this Item 1.01.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer

On July 10, 2012, Michael Wilhelm, 58, was appointed as Chief Financial Officer of SmartHeat.   Mr. Wilhelm is a graduate of Northwestern’s Kellogg School of Management with a Masters of Management in Accounting and is an experienced senior financial manager for both public and private companies. Since 1984, Mr. Wilhelm worked for the Proquest Company, an internationally diversified $1 billion publicly traded company with operations in manufacturing, publishing and business services, and became its corporate treasurer in 1998. In 2001, Mr. Wilhelm joined the Bowe Bell + Howell Company, a $300 million privately held company which was formed through a leveraged buyout of ProQuest. Following the spin-off, Mr. Wilhelm served in multiple capacities for Bell + Howell, including vice president of finance, treasurer and president of its leasing company subsidiary.  Following the acquisition of Bell + Howell by Bowe Systec AG, a publicly traded German company, Mike served as chief financial officer for North America and served in this capacity through the eventual sale of the Bell + Howell assets to Versa Capital Management and the court supervised liquidation of Bell + Howell. SmartHeat and its Board of Directors (the “Board”) believes that Mr. Wilhelm's experience in mergers and acquisitions, corporate finance, accounting and auditing will be a valuable addition to SmartHeat's management team.

Concurrently with his appointment, Mr. Wilhelm entered into an agreement with SmartHeat for a one-year term at a salary of $36,000 per year. Mr. Wilhelm will be eligible for a discretionary annual cash bonus after SmartHeat’s Form 10K for the fiscal year 2012 is filed with the Securities and Exchange Commission.  Mr. Wilhelm’s agreement contains customary provisions relating to termination, confidentiality, non-competition and indemnification.

There are no arrangements, understandings or family relationships between Mr. Wilhelm and any other person(s) pursuant to which Mr. Wilhelm was appointed as an officer of SmartHeat, nor are there any transactions between Mr. Wilhelm and SmartHeat in which he has a direct or indirect material interest that SmartHeat is required to report.

Appointment of Audit Committee Chairman

On July 10, 2012, Kenneth Scipta, 71, was appointed to the Board of SmartHeat and as Chairman of SmartHeat’s Audit Committee. Mr. Scipta, a certified public accountant, has over 35 years of relevant accounting experience, and has served on several boards of directors. From 1993 to 1996, Mr. Scipta was the president and a board member of Mid-West Springs Manufacturing Company, a NASDAQ traded company, where he was responsible for day to day operations, planning, administration and financial reporting. Upon Mr. Scipta’s resignation he assumed the duties of president of the special products division, which included catalog sales, die springs and the development of international sales. Previously, from 1979-1993, Mr. Scipta served in various positions such as president, vice president of finance and vice president of sales and marketing for Mid-West’s primary subsidiary. From 1998 to 2006, Mr. Scipta was the chief executive officer and a board member of First National Entertainment Company, a multi-million dollar company traded on NASDAQ.  The Board has determined that Mr. Scipta is as an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K, and qualifies as an independent director, as defined by the listing standards of NASDAQ currently in effect and all applicable rules and regulations of the SEC. Mr. Scipta will be compensated at $25,000 per year for his services.

There are no arrangements, understandings or family relationships between the Mr. Scipta and any other person(s) pursuant to which Mr. Scipta was appointed as a director of SmartHeat, nor are there any transactions between Mr. Scipta and SmartHeat in which he has a direct or indirect material interest that SmartHeat is required to report.

Employment Agreement with Oliver Bialowons

On July 10, 2012, SmartHeat executed a formal agreement with Mr. Bialowons, who was appointed President of SmartHeat on May 25, 2012. The agreement is for a one year term at a salary of $80,000 per year, and Mr. Bialowons will be granted 100,000 restricted shares of SmartHeat’s common stock, should SmartHeat’s shareholders approve such issuance at SmartHeat’s next annual meeting.  Mr. Bialowons is eligible for discretionary bonuses and his agreement contains customary provisions relating to termination, confidentiality, non-competition and indemnification.

Press Release

On July 11, 2012, SmartHeat Inc. issued a press release regarding these events. A copy of the press release is furnished as Exhibit 99.1 to this report and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

Exhibit	Description
99.1	Press Release, “SmartHeat Announces Appointment of Chief Financial Officer, Audit Committee Chairman” dated July 11, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTHEAT INC.
(Registrant)

Date:	July 11, 2012	By:	/s/ Oliver Bialowons
		Name:	Oliver Bialowons
		Title:	President